Exhibit 99.1

Media and Investor Contact: Larry P. Kromidas

618-258-3206

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN’S THIRD QUARTER EARNINGS MEET RECENT FORECAST

OLIN DECLARES QUARTERLY DIVIDEND

CLAYTON, MO, October 27, 2005 – Olin Corporation (NYSE: OLN) announced today that net income in the third quarter of 2005 was $31.4 million, or $0.44 per diluted share, compared with net income of $18.7 million, or $0.27 per diluted share, in the third quarter of 2004. Sales in the third quarter of 2005 were $599.0 million, compared with $520.1 million in the third quarter of 2004.

Net income for the first nine months of 2005 was $100.7 million, or $1.41 per diluted share, compared with net income of $32.0 million, or $0.47 per diluted share, in the first nine months of 2004. Sales in the first nine months of 2005 were $1,753.6 million compared to $1,509.5 million in the first nine months of 2004.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “Our third quarter net income of $0.44 per diluted share is in line with the updated guidance we provided on October 4. Earnings in our Chlor Alkali business more than doubled from the third quarter of 2004 as higher ECU netbacks more than offset lower volumes. Our third quarter ECU netback improved to $515 compared to $335 in the third quarter of 2004. Profits in our Metals business declined as we continued to experience lower volumes than 2004. In addition we experienced increased costs, partially due to higher energy costs and hydrogen unavailability. These results are clearly unacceptable, and we are initiating a series of actions to optimize manufacturing capabilities and improve the profits of our Metals business. These actions will likely include a combination of plant closures, realignments, and headcount reductions.”

Earnings in the fourth quarter of 2005 are projected to be in the $0.25 per diluted share range. This forecast reflects the continued strong Chlor Alkali pricing environment partially offsetting weaker volumes. Historically weak fourth quarter demand and the continuing effect of higher commodity and energy costs will continue to impact results from Metals and Winchester. The fourth quarter earnings projection does not reflect possible charges associated with the Metals actions, and the possible recovery from third parties of environmental costs incurred and expensed in prior periods. In addition, the fourth quarter earnings projection does not reflect a non-cash pretax charge for an accounting change required to comply with Interpretation 47 of FAS 143 (Accounting for Asset Retirement Obligations).

SEGMENT REPORTING

We define segment results as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates.

CHLOR ALKALI PRODUCTS

Chlor Alkali sales for the third quarter were $151.5 million, compared to $111.7 million in the third quarter of 2004. The increase reflects a 54% increase in ECU prices and an 8% decrease in chlorine and caustic volumes. Chlor Alkali segment income during the quarter was $57.3 million compared to $21.6 million in the third quarter of 2004. The significantly higher level of earnings reflects the impact of higher prices partially offset by increased electricity costs and decreased volumes, due in part to hurricane disruptions.

METALS

Sales in the third quarter of 2005 were $347.1 million compared to sales in the third quarter of 2004 of $313.8 million. The increase in sales is primarily due to higher copper prices in the third quarter of 2005 compared with 2004. Shipment volumes in the third quarter of 2005 declined 6% from the third quarter of 2004. Shipments to building products, automotive and electronics customers declined 9% from the third quarter of 2004. Shipments to coinage customers increased 7%, while ammunition shipments were equal to last year’s quarter.

The Metals segment reported income of $2.0 million in the third quarter of 2005 compared to $14.1 million in the third quarter of 2004. Earnings in the third quarter of 2005 were negatively affected by lower shipment volumes, and higher energy and copper costs, and maintenance costs associated with planned plant outages. In addition, hydrogen unavailability due to Hurricane Katrina negatively impacted earnings.

WINCHESTER

Winchester 2005 third quarter sales were $100.4 million compared with $94.6 million in the third quarter of 2004. The increase reflects higher commercial, military, and law enforcement sales. Winchester generated income of $4.7 million in the third quarter of 2005 compared to $10.4 million in the third quarter of 2004 due to higher manufacturing and material costs, including commodity metals, which more than offset the impact of the increased volumes and increased selling prices.

CORPORATE AND OTHER COSTS

Corporate and Other Costs in the third quarter of 2005 were $11.2 million compared with $16.6 million in the third quarter of 2004.

The third quarter of 2005 includes a net environmental credit of $11.8 million which included an $18.0 million recovery from a third party of costs incurred and expensed in prior periods. Without this recovery, environmental expenses in the quarter would have been $6.2 million, compared with $6.3 million in the third quarter of 2004. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

In the third quarter of 2005, pension expense included in corporate and other costs were $0.6 million compared with income of $2.5 million in the third quarter of 2004. Total company pension expense in the third quarter of 2005 was $6.6 million compared to $2.4 million in 2004.

During the third quarter of 2005 other corporate and unallocated costs were $22.4 million compared to $12.8 million in 2004. Legal and legal-related costs increased by $5.5 million compared to 2004 and reflect primarily legacy environmental issues. A portion of these expenses related to Olin’s cost recovery activities. Also, incentive compensation costs, based on higher expected earnings, increased by $2.5 million compared to 2004.

Other operating income in the third quarter of 2005 includes a non-recurring pretax gain of $0.9 million associated with the sale of land.

DIVIDEND

Olin Corporation’s Board of Directors declared a quarterly dividend of 20 cents on each share of Olin common stock. The dividend is payable on December 9, 2005, to shareholders of record at the close of business on November 10, 2005. This is the 316th consecutive dividend to be paid by the company.

CONFERENCE CALL INFORMATION

The company’s third quarter earnings conference call with securities analysts is scheduled for 11 a.m. Eastern time, Friday, October 28. The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer, and John E. Fischer, Olin’s Vice President and Chief Financial Officer. The company’s customary financial statements will be released on the evening of Thursday, October 27. The release will be available on First Call, Business Wire, Bloomberg News, Reuters, Dow Jones News Service and Olin’s website.

Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com. Listeners should log on to the website at least 5 minutes before the call. The call also will be audio archived on the Olin website for future replay. A text of the prepared remarks from the conference call will be available on the website in the Investor section under Recent Press Releases and Speeches after the conclusion of the call. Archived versions of the call will be available until November 4.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2004, include, but are not limited to, the following:

•	sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper;

•	extraordinary events, such as terrorist attacks or war with one or more countries;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	effects of competition, including the migration by United States customers to low-cost foreign locations;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes or the impact of changes in laws and regulations;

•	higher-than-expected raw material and energy or transportation and/or logistics costs;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	unexpected additional taxes and related interest as the result of pending income tax audits and unresolved income tax issues; and

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2005 – 25

Olin Corporation

Statements of Income (a)

(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Sales	$599.0	$520.1	$1,753.6	$1,509.5
Operating Expenses:
Cost of Goods Sold	505.4	457.4	1,484.8	1,354.7
Selling and Administration	48.3	35.6	128.4	101.6
Research and Development	1.0	0.9	3.1	2.8
Restructuring Charges (b)	—	0.5	0.3	9.4
Other Operating Income (c)	0.9	—	9.1	5.5

Operating Income	45.2	25.7	146.1	46.5
Earnings of Non-consolidated Affiliates	8.5	3.3	26.9	4.8
Interest Expense	4.3	4.9	14.8	14.9
Interest Income	1.6	0.4	4.0	1.3
Other Income (d)	0.2	1.0	1.3	4.3

Income from Continuing Operations before Taxes	51.2	25.5	163.5	42.0
Income Tax Provision (e)	19.8	6.8	62.8	13.9

Income from Continuing Operations	31.4	18.7	100.7	28.1
Discontinued Operations:
Income from Discontinued Operations, Net	—	—	—	0.6
Gain on Disposal of Discontinued Operation, Net	—	—	—	3.3

Net Income	$31.4	$18.7	$100.7	$32.0

Diluted Income Per Common Share:
Income from Continuing Operations	$0.44	$0.27	$1.41	$0.41
Income from Discontinued Operations, Net	—	—	—	0.01
Gain on Disposal of Discontinued Operations, Net	—	—	—	0.05

Net Income	$0.44	$0.27	$1.41	$0.47

Dividends Per Common Share	$0.20	$0.20	$0.60	$0.60

Average Common Shares Outstanding - Diluted	71.7	70.1	71.5	67.7

(a)	Unaudited.
(b)	Reflects the restructuring charge for the 2004 relocation of corporate headquarters.
(c)	Other operating income for the three- and nine-month periods ended September 30, 2005 includes the pretax gain on the disposition of real estate. The nine-month period ended September 30, 2004 includes a non-recurring gain related to a settlement of a contract matter with an outside third party.
(d)	The nine-month period ended September 30, 2004 includes a $2 million gain on the sale of our equity interest in an insurance investment.
(e)	The three- and nine-month periods ended September 30, 2004 include a $2.3 million reduction in expense associated with the settlement of federal income tax audits for 1992-2000.

Olin Corporation

Balance Sheets (a)

(In millions, except per share data)

September 30,	2005	2004
Assets:
Cash & Cash Equivalents	$227.1	$92.3
Accounts Receivable, Net	305.6	295.8
Inventories, Net	241.4	260.7
Current Deferred Income Taxes	16.9	32.9
Other Current Assets	10.5	15.3

Total Current Assets	801.5	697.0
Property, Plant and Equipment (Less Accumulated Depreciation of $1,382.1 and $1,334.6)	465.1	470.1
Prepaid Pension Costs	263.8	269.5
Deferred Income Taxes	42.7	95.2
Other Assets	33.2	28.8
Goodwill	74.9	77.3

Total Assets	$1,681.2	$1,637.9

Liabilities and Shareholders’ Equity:
Current Installments of Long-Term Debt	$1.1	$51.5
Accounts Payable	128.9	137.7
Income Taxes Payable	0.6	9.9
Accrued Liabilities	161.4	160.6

Total Current Liabilities	292.0	359.7
Long-Term Debt	256.8	263.7
Accrued Pension Liability	518.5	478.2
Other Liabilities	176.2	175.2

Total Liabilities	1,243.5	1,276.8

Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 71.7 Shares (70.1 in 2004)	71.7	70.1
Additional Paid-in Capital	679.2	650.8
Accumulated Other Comprehensive Loss	(270.2)	(250.1)
Accumulated Deficit	(43.0)	(109.7)

Total Shareholders’ Equity	437.7	361.1

Total Liabilities and Shareholders’ Equity	$1,681.2	$1,637.9

(a)	Unaudited.

Olin Corporation

Statements of Cash Flows (a)

(In millions)

Nine Months Ended September 30,	2005	2004
Operating Activities:
Income from Continuing Operations	$100.7	$28.1
Earnings of Non-consolidated Affiliates	(26.9)	(4.8)
Other Operating Income	(9.1)	—
Gain on Sale of Insurance Investment	—	(2.0)
Depreciation and Amortization	53.7	55.7
Deferred Income Taxes	58.5	(31.0)
Qualified Pension Plan Contribution	(6.0)	(168.0)
Qualified Pension Plan Expense	15.5	4.5
Common Stock Issued Under Employee Benefit Plans	2.1	2.1
Changes in:
Receivables	(62.7)	(115.3)
Inventories	15.1	(21.9)
Other Current Assets	8.3	0.6
Accounts Payable and Accrued Liabilities	21.1	42.3
Income Taxes Payable	0.3	(1.2)
Other Assets	(6.2)	(1.9)
Noncurrent Liabilities	0.2	2.0
Other Operating Activities	5.2	(2.8)

Cash Provided by (Used for) Continuing Operations	169.8	(213.6)
Discontinued Operations:
Income from Discontinued Operations, Net	—	3.9
Gain on Disposal of Discontinued Operations	—	(5.5)

Net Operating Activities	169.8	(215.2)

Investing Activities:
Capital Expenditures	(45.1)	(29.9)
Proceeds from Sales of a Business and Insurance Investment	—	19.7
Proceeds from Disposition of Property, Plant and Equipment	14.0	0.5
Investments and Advances - Affiliated Companies at Equity	19.2	1.8
Other Investing Activities	(1.4)	(0.4)

Net Investing Activities	(13.3)	(8.3)

Financing Activities:
Long-Term Debt Repayments	(51.8)	(27.1)
Issuance of Common Stock	10.6	186.7
Stock Options Exercised	7.7	8.6
Dividends Paid	(42.8)	(41.7)
Other Financing Activities	(0.4)	(0.5)

Net Financing Activities	(76.7)	126.0

Net Increase (Decrease) in Cash and Cash Equivalents	79.8	(97.5)
Cash and Cash Equivalents, Beginning of Period	147.3	189.8

Cash and Cash Equivalents, End of Period	$227.1	$92.3

(a)	Unaudited.

Olin Corporation

Segment Information (a)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Sales:
Chlor Alkali Products	$151.5	$111.7	$453.5	$318.2
Metals	347.1	313.8	1,036.0	951.5
Winchester	100.4	94.6	264.1	239.8

Total Sales	$599.0	$520.1	$1,753.6	$1,509.5

Income from Continuing Operations before Taxes:
Chlor Alkali Products (b)	$57.3	$21.6	$180.7	$41.0
Metals (b)	2.0	14.1	29.0	39.4
Winchester	4.7	10.4	8.1	19.5
Corporate/Other:
Pension (Expense) Income (c)	(0.6)	2.5	(1.7)	7.4
Environmental (Provision) Credit (d)	11.8	(6.3)	4.2	(18.8)
Other Corporate and Unallocated Costs	(22.4)	(12.8)	(56.1)	(33.3)
Restructuring Charges	—	(0.5)	(0.3)	(9.4)
Other Operating Income	0.9	—	9.1	5.5
Interest Expense	(4.3)	(4.9)	(14.8)	(14.9)
Interest Income	1.6	0.4	4.0	1.3
Other Income	0.2	1.0	1.3	4.3

Income from Continuing Operations before Taxes	$51.2	$25.5	$163.5	$42.0

(a)	Unaudited.
(b)	Earnings of non-consolidated affiliates are included in the segment results consistent with management’s monitoring of the operating segments. The earnings from non-consolidated affiliates, by segment, are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Chlor Alkali Products	$8.3	$3.0	$26.4	$3.9
Metals	0.2	0.3	0.5	0.9

Earnings of Non-consolidated Affiliates	$8.5	$3.3	$26.9	$4.8

(c)	The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost, and recognized actuarial gains and losses.
(d)	The three- and nine-month periods ended September 30, 2005 include gains primarily associated with the recovery, from a third party, of costs incurred and expensed in prior periods of $18.0 million and $19.5 million, respectively.